EXHIBIT 99.1

  FBL Financial Group Provides 2007 Earnings Guidance and Schedules
                 Fourth Quarter 2006 Earnings Release

    WEST DES MOINES, Iowa--(BUSINESS WIRE)--Jan. 18, 2007--FBL Financial Group, Inc. (NYSE:FFG) today announced its earnings guidance for 2007 and scheduled its fourth quarter 2006 earnings release, conference call and webcast. This earnings guidance is subject to volatility resulting from a number of factors, including mortality experience and investment results.

    2007 Earnings Guidance. FBL expects full year 2007 net income and operating income to be within a range of $2.80 to $2.95 per common share. The net income and operating income guidance for 2007 reflects the following expectations by FBL:

    -- FBL subsidiary Farm Bureau Life Insurance Company is expected to continue to be a significant source of earnings for FBL. It is anticipated that the volume of business in force with Farm Bureau Life will continue to grow, with an emphasis on cross-selling and agent growth.

    -- FBL subsidiary EquiTrust Life Insurance Company is expected to further expand its independent distribution channel. Earnings from this unit are expected to continue to increase and be a positive contributor to the increase in 2007 earnings.

    -- FBL's net investment income yield for 2007 is expected to be 6.1%, comparable to the yield in 2006.

    -- Realized gains or losses on investments and unrealized gains and losses on derivatives are expected in 2007, but cannot reasonably be estimated and are not included in FBL's 2007 earnings guidance.

    "I am excited about FBL Financial Group's prospects in 2007 and in the longer term as we move forward with our companies," said Jim Noyce, Chief Executive Officer. "We are well positioned with our subsidiaries Farm Bureau Life Insurance Company and EquiTrust Life Insurance Company. We expect Farm Bureau Life to continue its steady growth and provide FBL with an attractive niche marketplace, great strength, a great foundation and very loyal customers. We expect continued sales of annuity products under our EquiTrust Life brand to add to the growth of FBL and improve our economies of scale."

    FBL Financial Group most recently provided 2006 earnings guidance in conjunction with its third quarter 2006 earnings announcement and stated that it expects to exceed both its 2006 net income guidance of $2.75 to $2.85 per share and its 2006 operating income guidance of $2.50 to $2.60 per share.

    In addition to net income, FBL Financial Group has consistently utilized operating income, a non-GAAP financial measure commonly used in the life insurance industry, as a primary economic measure to evaluate its financial performance. Operating income equals net income adjusted to eliminate the impact of realized/unrealized gains and losses on investments, the change in net unrealized gains and losses on derivatives and for 2006, a lawsuit settlement. FBL uses operating income, in addition to net income, to measure its performance since realized/unrealized gains and losses on investments and the change in net unrealized gains and losses on derivatives can fluctuate greatly from quarter to quarter, and the lawsuit settlement in second quarter of 2006 is a nonrecurring item. These fluctuations make it difficult to analyze core operating trends. In addition, for derivatives not designated as hedges, there is a mismatch between the valuation of the asset and liability when deriving net income. This non-GAAP measure is used for goal setting, determining company-wide bonuses and evaluating performance on a basis comparable to that used by many in the investment community.

    Fourth Quarter 2006 Earnings Schedule. FBL Financial Group, Inc. will announce its fourth quarter 2006 earnings after the close of market on Tuesday, February 6, 2007. The fourth quarter earnings release and financial supplement will be posted on the FBL Financial Group website (www.fblfinancial.com) at that time.

    FBL will hold a conference call to discuss fourth quarter 2006 earnings on Wednesday, February 7, 2007 at 11:00 a.m. ET. The conference call will be webcast live on the Internet. Investors and interested parties who wish to listen to the call on the Internet may do so at www.fblfinancial.com. The call may also be accessed by telephone at (800) 811-8845 or (913) 981-4905. A transcript of the prepared comments from the call, as well as an audio replay, will be available shortly after the call on FBL's website. An audio replay will also be available via telephone through February 12, 2007 by calling (888) 203-1112 or (719) 457-0820 and inputting code 9941087 when prompted.

    The statements in this release concerning FBL's prospects for the future are forward-looking statements that involve certain risks and uncertainties. The risks and uncertainties that could cause actual results to differ materially are detailed in FBL's reports filed with the Securities and Exchange Commission and include interest rate changes, competitive factors, volatility of financial markets, the ability to attract and retain sales agents and a decrease in ratings. These forward-looking statements are based on assumptions which FBL Financial Group believes to be reasonable. No assurance can be given that the assumptions will prove to be correct.

    FBL Financial Group is a holding company whose primary operating subsidiaries are Farm Bureau Life Insurance Company and EquiTrust Life Insurance Company. FBL underwrites, markets and distributes life insurance, annuities and mutual funds to individuals and small businesses. In addition, FBL manages all aspects of three Farm Bureau affiliated property-casualty insurance companies for a management fee. For more information, please visit www.fblfinancial.com.

    FFG-1

    CONTACT: FBL Financial Group, Inc., West Des Moines
             Kathleen Till Stange, 515-226-6780
             Investor Relations Vice President
             Kathleen.TillStange@FBLFinancial.com